AMENDMENT NO. 1 TO
2011 SHARE INCENTIVE PLAN
OF CAMDEN PROPERTY TRUST
This Amendment No. 1 (this "Amendment") to 2011 Share Incentive Plan of Camden Property Trust (the "Plan") is adopted effective as of July 31, 2012.
1.Section 6(b)(3)(iv) of the Plan is hereby amended and restated in its entirety as follows:
"(iv)    except as set forth in Sections 6(a)(7), 6(b)(5) and 8, no Restricted Shares granted pursuant to this Plan shall be subject to vesting requirements over a period of less than three years."
2.Section 6(b)(5) of the Plan is hereby amended and restated in its entirety as follows:
"(5)    Restricted Share Awards to Independent Directors. Each Independent Director shall be granted a Restricted Share Award on his or her Election Date and a Restricted Share Award on May 1 of each succeeding year that the individual remains an Independent Director, in each case in the amount determined from time to time by the Committee. To the extent the Board shall appoint a "Lead Independent Director," such person may additionally be granted on the date of appointment and on May 1 of the succeeding year a Restricted Share Award in an amount determined from time to time by the Committee. In addition, on each May 1 of each succeeding year that the individual remains Lead Independent Director, the Lead Independent Director may receive a Restricted Share Award in an amount determined from time to time by the Committee. The Restricted Shares granted under this Section 6(b)(5) shall vest as determined by the Committee at the date of grant; provided, however, that (a) no such Restricted Share shall vest prior to the expiration of a six-month period commencing on the date of grant (the "Initial Period") and (b) all such Restricted Shares shall immediately vest (but in no event during the Initial Period) (i) in the event of the holder's Retirement on or after his or her 65th birthday, Permanent Disability or death and (ii) upon the occurrence of a Change in Control while the holder is serving as a Director. Any Restricted Shares granted pursuant to this Section 6(b)(5), to the extent unvested, shall terminate immediately upon the holder's ceasing to serve as a Director (for any reason other than Retirement on or after his or her 65th birthday, Permanent Disability or death as described above)."

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf as of the date first written above.
CAMDEN PROPERTY TRUST

By:    /s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President-Finance and
Chief Financial Officer

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